Exhibit 99.1

Chimerix and ContraVir Pharmaceuticals Establish Strategic Collaboration for Antiviral Drug Candidate CMX157

— ContraVir to develop CMX157 for multiple antiviral indications —

DURHAM, N.C. and EDISON, N.J., Dec. 18, 2014 /PRNewswire/ — Chimerix, Inc. (CMRX) a biopharmaceutical company developing novel, oral antivirals in areas of high unmet medical need, and ContraVir Pharmaceuticals, Inc. (CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, announced today that the companies have entered into a strategic collaboration for the further clinical development and commercialization of CMX157.  CMX157 is a highly potent analog of the successful antiviral drug tenofovir DF (Viread®).

Under the agreement, ContraVir licenses CMX157 from Chimerix in exchange for an upfront payment consisting of 120,000 shares of ContraVir preferred stock with a stated value of $1.2 million.  In addition, Chimerix is eligible to receive up to approximately $20 million in clinical, regulatory and initial commercial milestones in the United States and Europe, as well as royalties and additional milestones based on commercial sales in those territories.

CMX157 is a novel lipid acyclic nucleoside phosphonate that delivers high intracellular concentrations of the active antiviral agent tenofovir diphosphate.  CMX157 is active against HBV and more than 200-fold more potent in vitro versus tenofovir against all major HIV subtypes resistant to current therapies.  CMX157’s novel structure results in decreased circulating levels of tenofovir, lowering systemic exposure and thereby reducing the potential for renal side effects. It has completed a Phase 1 clinical trial in healthy volunteers, demonstrating a favorable safety, tolerability and drug distribution profile.  ContraVir intends to develop CMX157 for HBV and HIV.

M. Michelle Berrey, M.D., M.P.H., President and Chief Executive Officer of Chimerix, commented, “As we continue our focus on developing our lead clinical asset brincidofovir, we remain confident in the potential of CMX157 and believe that significant value will be recognized with continued development by ContraVir and its experienced team. James Sapirstein is very familiar with tenofovir, having been a part of its global launch team, and so we are also confident in his ability to create additional strategic opportunities for CMX157.”

James Sapirstein, Chief Executive Officer of ContraVir, commented, “We are excited to establish this strategic collaboration with Chimerix and are happy to have them as an investor in ContraVir.  We see the licensing of CMX157 as a significant first step toward building a leading pipeline of targeted antiviral therapies.  Along with FV-100, our drug candidate for the treatment of shingles, we are proud that our pipeline now consists of two Phase 2 assets.”

About Chimerix
Chimerix is a biopharmaceutical company dedicated to discovering, developing and commercializing novel, oral antivirals in areas of high unmet medical need. Chimerix’s proprietary technology has produced brincidofovir (CMX001), a clinical-stage nucleotide analog lipid-conjugate, which has demonstrated potent antiviral activity and safety in convenient, orally administered dosing regimens. Chimerix is currently enrolling SUPPRESS, a Phase 3 study of brincidofovir for the prevention of cytomegalovirus (CMV) in adult hematopoietic cell transplant (HCT) recipients. In addition, Chimerix is enrolling the pilot portion of the Phase 3 AdVise trial of brincidofovir for treatment of adenovirus (AdV) infection. Chimerix is working with BARDA to develop brincidofovir as a medical countermeasure against smallpox. For further information, please visit Chimerix’s website, www.chimerix.com.

About ContraVir Pharmaceuticals
ContraVir is a biopharmaceutical company focused on the discovery and development of targeted antiviral therapies. ContraVir’s lead candidate, FV-100, is an orally available nucleoside analogue prodrug that is being developed for the treatment of herpes zoster, or shingles, which is an infection caused by the reactivation of varicella zoster virus (VZV).  Published preclinical studies demonstrate that FV-100 is significantly more potent against VZV than acyclovir, famcyclovir, and valacyclovir, the FDA approved drug for treating shingles. Moreover, FV-100 has been shown to have a more rapid onset of antiviral activity in preclinical models, and may fully inhibit the replication of VZV more rapidly than these drugs at significantly lower concentrations with a better dosing regimen. Phase I trials of FV-100 in volunteers were successfully completed, as well as a Phase IIa clinical trial in shingles patients. ContraVir plans to conduct a large trial in patients with shingles to further explore FV-100’s potential to treat the long-lasting nerve pain typically associated with shingles. ContraVir was formed in May 2013 by Synergy Pharmaceuticals Inc. (SGYP) and spun off as an independent public company in January 2014. For more information, please visit www.contravir.com.

Forward-Looking Statements
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks are described more fully in Chimerix’s and ContraVir’s filings with the Securities and Exchange Commission, including without limitation its most recent Quarterly Report on Form 10-Q, its most recently filed Current Reports on Form 8-K and other documents subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Neither Chimerix nor ContraVir undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contacts:

For Chimerix:
Joseph T. Schepers
Executive Director, Investor Relations and

Corporate Communications
ir@chimerix.com; 919-287-4125

For ContraVir:
Tiberend Strategic Advisors, Inc.

Joshua Drumm, Ph.D. (investors)
jdrumm@tiberend.com; (212) 375-2664

Claire Sojda (media)
csojda@tiberend.com; (212) 375-2686